Exhibit 4.2

Lightspeed POS Inc.

Consolidated Financial Statements

March 31, 2020 and 2019

(expressed in thousands of US dollars)

Independent auditor’s report

To the Shareholders of Lightspeed POS Inc.

Our opinion

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of Lightspeed POS Inc. and its subsidiaries (together, the Company) as at March 31, 2020 and 2019, and its financial performance and its cash flows for the years then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (IFRS).

What we have audited

The Company’s consolidated financial statements comprise:

•	the consolidated balance sheets as at March 31, 2020 and 2019;

•	the consolidated statements of loss and comprehensive loss for the years then ended;
•	the consolidated statements of cash flows for the years then ended; and
•	the consolidated statements of changes in shareholders’ equity for the years then ended;
•	the notes to consolidated financial statements, which include a summary of significant accounting policies.

Basis for opinion

We conducted our audit in accordance with Canadian generally accepted auditing standards. Our responsibilities under those standards are further described in the Auditor’s responsibilities for the audit of the consolidated financial statements section of our report.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Independence

We are independent of the Company in accordance with the ethical requirements that are relevant to our audit of the consolidated financial statements in Canada. We have fulfilled our other ethical responsibilities in accordance with these requirements.

Other information

Management is responsible for the other information. The other information comprises the Management’s Discussion and Analysis and the information, other than the consolidated financial statements and our auditor’s report thereon, included in the annual report.

PricewaterhouseCoopers LLP

1250 René-Lévesque Boulevard West, Suite 2500, Montréal, Quebec, Canada H3B 4Y1

T: +1 514 205 5000, F: +1 514 876 1502

“PwC” refers to PricewaterhouseCoopers LLP, an Ontario limited liability partnership.

Our opinion on the consolidated financial statements does not cover the other information and we do not express any form of assurance conclusion thereon.

In connection with our audit of the consolidated financial statements, our responsibility is to read the other information identified above and, in doing so, consider whether the other information is materially inconsistent with the consolidated financial statements or our knowledge obtained in the audit, or otherwise appears to be materially misstated.

If, based on the work we have performed, we conclude that there is a material misstatement of this other information, we are required to report that fact. We have nothing to report in this regard.

Responsibilities of management and those charged with governance for the consolidated financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with IFRS, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing the Company’s ability to continue as a going concern, disclosing, as applicable, matters related to going concern and using the going concern basis of accounting unless management either intends to liquidate the Company or to cease operations, or has no realistic alternative but to do so.

Those charged with governance are responsible for overseeing the Company’s financial reporting process.

Auditor’s responsibilities for the audit of the consolidated financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Canadian generally accepted auditing standards will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these consolidated financial statements.

As part of an audit in accordance with Canadian generally accepted auditing standards, we exercise professional judgment and maintain professional skepticism throughout the audit. We also:

•	Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management.

•	Conclude on the appropriateness of management’s use of the going concern basis of accounting and, based on the audit evidence obtained, whether a material uncertainty exists related to events or conditions that may cast significant doubt on the Company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the consolidated financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report. However, future events or conditions may cause the Company to cease to continue as a going concern.

•	Evaluate the overall presentation, structure and content of the consolidated financial statements, including the disclosures, and whether the consolidated financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

•	Obtain sufficient appropriate audit evidence regarding the financial information of the entities or business activities within the Company to express an opinion on the consolidated financial statements. We are responsible for the direction, supervision and performance of the group audit. We remain solely responsible for our audit opinion.

We communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We also provide those charged with governance with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

The engagement partner on the audit resulting in this independent auditor’s report is John B. Simcoe.

/s/ PricewaterhouseCoopers LLP

Montréal, Quebec
May 21, 2020

Lightspeed POS Inc.

Consolidated Balance Sheets

As at March 31, 2020, and 2019

(expressed in thousands of US dollars)

	Notes	2020	2019
Assets		$	$
Current assets
Cash and cash equivalents		210,969	207,703
Trade and other receivables	14	10,879	8,424
Inventories	12	932	269
Other current assets	6, 13	10,427	5,204

Total current assets		233,207	221,600

Lease right-of-use assets	15	15,957	—
Property and equipment, net	16	7,989	5,372
Intangible assets, net	17	62,819	2,618
Goodwill	18	146,598	22,536
Restricted cash and other long-term assets	6, 19	11,749	3,499
Deferred tax assets	24	109	186

Total assets		478,428	255,811

Liabilities and Shareholders’ Equity
Current liabilities
Accounts payable and accrued liabilities	20	30,810	16,183
Lease liabilities	15	3,301	—
Income taxes payable	24	76	135
Current portion of deferred revenue	6	36,622	32,317

Total current liabilities		70,809	48,635

Deferred tax liabilities	24	6,578	706
Deferred revenue	6	5,472	8,025
Lease liabilities	15	13,546	—
Long-term debt	21	29,687	—
Other long-term liabilities	22	8,198	1,779

Total liabilities		134,290	59,145

Shareholders’ equity
Share capital	23	852,115	652,336
Additional paid-in capital	23, 27	11,773	4,278
Accumulated other comprehensive loss		(6,271)	—
Accumulated deficit		(513,479)	(459,948)

Total shareholders’ equity		344,138	196,666

Total liabilities and shareholders’ equity		478,428	255,811
Commitments and contingencies	25, 26

Approved by the Board of Directors

(signed) Paul McFeeters	Director	(signed) Dax Dasilva	Director

The accompanying notes are an integral part of these consolidated financial statements.

Lightspeed POS Inc.

Consolidated Statements of Loss and Comprehensive Loss

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

	Notes	2020	2019
		$	$

Revenues	6	120,637	77,451

Direct cost of revenues	7, 8, 9	43,199	23,573

Gross profit		77,438	53,878

Operating expenses
General and administrative	9	24,486	13,790
Research and development	8, 9	31,812	18,283
Sales and marketing	9	55,388	39,043
Depreciation of property and equipment	16	1,749	1,389
Depreciation of right-of-use assets	15	2,492	—
Foreign exchange loss (gain)		(395)	987
Acquisition-related compensation	5	11,087	454
Amortization of intangible assets	17	9,226	3,148

Total operating expenses		135,845	77,094

Operating loss		(58,407)	(23,216)

Fair value loss on Redeemable Preferred Shares	23	—	(191,219)
Interest income net of interest expense	10	1,766	181

Loss before income taxes		(56,641)	(214,254)

Income tax expense (recovery)	24
Current		49	59
Deferred		(3,159)	(30,788)

Total income tax expense (recovery)		(3,110)	(30,729)

Net loss		(53,531)	(183,525)

Other comprehensive loss
Items that may be reclassified to net loss
Foreign currency differences on translation of foreign operations		(6,271)	—
Total comprehensive loss		(59,802)	(183,525)

Net loss per share – basic and diluted	11	(0.62)	(5.53)

The accompanying notes are an integral part of these consolidated financial statements.

Lightspeed POS Inc.

Consolidated Statements of Cash Flows

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)	2020	2019
	$	$
Cash flows from (used in) operating activities
Net loss	(53,531)	(183,525)
Items not affecting cash and cash equivalents
Acquisition-related compensation	11,087	454
Fair value loss on Redeemable Preferred Shares	—	191,219
Amortization of intangible assets	9,226	3,148
Depreciation of property and equipment and lease right-of-use assets	4,241	1,389
Deferred income taxes	(3,159)	(30,788)
Stock-based compensation expense	8,870	1,693
Unrealized foreign exchange loss	475	929
(Increase)/decrease in operating assets and increase/(decrease) in operating liabilities
Trade and other receivables	2,071	(546)
Inventories	(401)	(31)
Other assets	(3,440)	(335)
Accounts payable and accrued liabilities	(1,329)	5,647
Income taxes payable	(59)	(9)
Deferred revenue	(433)	3,309
Other long-term liabilities	(402)	71
Interest income net of interest expense	(1,766)	(181)

Total operating activities	(28,550)	(7,556)

Cash flows from (used in) investing activities
Additions to property and equipment	(3,609)	(2,030)
Payment of liabilities related to acquisition of business	(5,116)	—
Acquisition of businesses, net of cash acquired	(115,048)	(1,389)
Interest income	3,480	—

Total investing activities	(120,293)	(3,419)

Cash flows from (used in) financing activities
Proceeds from exercise of stock options	3,546	536
Proceeds from issuance of share capital	130,933	207,547
Proceeds from draw-down of long-term debt	30,000	—
Share issuance costs	(6,893)	(12,372)
Payment of lease liabilities and movement in restricted deposits	(3,401)	—
Financing costs	(653)	—
Repurchase of Common Shares	—	(792)

Total financing activities	153,532	194,919

Effect of foreign exchange rate changes on cash and cash equivalents	(1,423)	(892)

Net increase in cash and cash equivalents during the year	3,266	183,052

Cash and cash equivalents – Beginning of year	207,703	24,651

Cash and cash equivalents – End of year	210,969	207,703

Interest paid	320	26
Income taxes paid	113	124

The accompanying notes are an integral part of these consolidated financial statements.

Lightspeed POS Inc.

Consolidated Statements of Changes in Shareholders' Equity

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars, except number of shares)
		Issued and Outstanding Shares
	Notes	Number of shares	Amount	Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total
			$	$	$	$	$

Balance as at March 31, 2018		29,366,937	14,325	2,804	—	(282,690)	(265,561)

Beginning accumulated deficit IFRS adjustments (IFRS 9 and 15)		—	—	—	—	6,267	6,267
Net loss and comprehensive loss		—	—	—	—	(183,525)	(183,525)
Issuance of shares upon initial public offering	23	17,250,000	207,547	—	—	—	207,547
Share issuance costs	23	—	(13,773)	—	—	—	(13,773)
Conversion of Redeemable Preferred Shares	23	37,131,198	442,103	—	—	—	442,103
Exercise of stock options and vesting of share awards	27	434,774	755	(219)	—	—	536
Stock-based compensation	27	—	—	1,693	—	—	1,693
Repurchase of Common Shares	23	(966,651)	(792)	—	—	—	(792)
Share-based acquisition-related compensation	5	208,772	394	—	—	—	394
Shares issued in connection with business combinations	5	327,180	1,777	—	—	—	1,777

Balance as at March 31, 2019		83,752,210	652,336	4,278	—	(459,948)	196,666

Net loss		—	—	—	—	(53,531)	(53,531)
Issuance of shares upon Bought Deal Offering	23	4,695,000	130,933	—	—	—	130,933
Share issuance costs	23	—	(6,315)	—	—	—	(6,315)
Exercise of stock options and vesting of share awards	27	1,470,303	4,921	(1,375)	—	—	3,546
Stock-based compensation	27	—	—	8,870	—	—	8,870
Exercise of warrants	23	86,251	—	—	—	—	—
Share-based acquisition-related compensation	5	—	4,876	—	—	—	4,876
Shares issued in connection with business combinations	5	2,203,053	65,364	—	—	—	65,364
Other comprehensive loss		—	—	—	(6,271)	—	(6,271)

Balance as at March 31, 2020		92,206,817	852,115	11,773	(6,271)	(513,479)	344,138

The accompanying notes are an integral part of these consolidated financial statements.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

1. Organization and nature of operations

Lightspeed POS Inc. (“Lightspeed” or the “Company”) was incorporated on March 21, 2005 under the Canada Business Corporations Act. Its head office is located at Gare Viger, 700 Saint-Antoine St. East, Suite 300, Montréal, Quebec, Canada. Lightspeed provides easy-to-use, omni-channel commerce enabling platforms. The Company’s software platforms provide its customers with the critical functionalities they need to engage with consumers, manage their operations, accept payments, and grow their business. Lightspeed operates globally in over 100 countries, empowering single- and multi-location small and medium-sized businesses to compete in an omni-channel market environment by engaging with consumers across online, mobile, social, and physical channels.

The Company’s shares are listed on the Toronto Stock Exchange under the stock symbol “LSPD”.

2.  Basis of presentation and consolidation

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and were approved for issue by the Board of Directors (the “Board”) of the Company on May 21, 2020.

The consolidated financial statements have been prepared on a historical cost basis except for contingent consideration, which was carried at fair value and our lease liabilities which are measured at present value. Certain comparative figures have been reclassified in order to conform to the current period presentation.

The consolidated financial statements include the accounts of Lightspeed and its wholly-owned subsidiaries, Lightspeed POS USA Inc., Lightspeed POS Belgium BV, Lightspeed POS UK Ltd., Lightspeed Netherlands BV, Lightspeed Payments USA Inc., ReUp Technologies Inc. (“ReUp”), Chronogolf Inc. (“Chronogolf”), iKentoo SA (“iKentoo”), Kounta Pty Ltd (“Kounta”) and Gastrofix GMBH (“Gastrofix”) (collectively, the “Company”). All significant intercompany balances and transactions have been eliminated on consolidation.

The financial statements of all subsidiaries, including those of new subsidiaries of Lightspeed from the reporting period starting on their acquisition or incorporation date, are prepared for the same reporting period as Lightspeed using Lightspeed’s accounting policies. All subsidiaries are fully consolidated until the date that Lightspeed’s control ceases.

The consolidated financial statements provide comparative information in respect of the previous periods. On April 1, 2019, the Group adopted IFRS 16, Leases, using the modified retrospective approach. Refer to note 15 for further information on comparability following the adoption.

In March 2020, the World Health Organization characterized a novel strain of the coronavirus, known as COVID-19, as a pandemic. Concerns related to the spread of COVID-19 and the related containment measures intended to mitigate its impact have created substantial disruption in the global economy. Refer to note 4 of these consolidated financial statements for a description of how COVID-19 impacted the Company’s significant accounting estimates and assumptions.

3.  Significant accounting policies

Revenue recognition

The Company’s main sources of revenue are subscriptions for its platforms as well as subscriptions and licences for its legacy product. In addition, the Company generates revenue from Lightspeed Payments, payment residuals, Apps & Themes, professional services and sales of hardware, as described below.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

Software and payments revenue

Software subscriptions and licences

Software subscriptions and licences include subscriptions to cloud-based solutions for both retail and hospitality platforms and for the Company’s e-commerce offering, as well as the Company’s legacy on-premise retail solution, which is downloaded by the customer and installed on the customer’s server. The Company’s on-premise solution is sold as a subscription (term licence) with associated maintenance. In addition to the core subscriptions and licences outlined above, merchants can purchase add-on services such as loyalty, advanced reporting, accounting and analytics. Subscriptions include maintenance and support, which includes access to unspecified upgrades.

Payment residuals

The Company’s software interfaces with third parties that enable credit card processing. These companies generate revenue from charging transaction fees that are generally a fixed amount per transaction, or a fixed percentage of the transaction processed. As part of integrating with the solutions of these payment processors, the Company negotiates a revenue share with most of them, whereby the Company receives a portion of the revenues generated by the payment processor. In addition, the Company has contracted with a number of third-party vendors that sell products to the same merchant customers as does the Company. The Company refers its merchant customers to these vendors and earns a referral fee.

Lightspeed Payments

The Company offers to its merchants payment processing services that facilitate payment for goods and services sold by the merchant to its customers.

Apps & Themes

The Company’s e-commerce solution features an app and theme marketplace (Apps & Themes) on which third party developer-built add-ons can be purchased. The Company earns a portion of the revenue generated by the sales of subscriptions to Apps & Themes add-ons.

Hardware and other

Hardware and implementation services

For retail, hospitality and e-commerce customers, the Company’s software integrates with various hardware solutions required to operate a location. As part of the sale process to both new and existing customers, the Company acts as a reseller of the hardware. Such sales consist primarily of hardware peripherals. In addition, in some cases where customers would like assistance deploying the Company’s software or integrating the Company’s software with other systems or setting up their e-commerce store, the Company provides professional services customized to the merchant.

Revenue recognition from the above-mentioned sources

The Company recognizes revenue to depict the transfer of promised services to merchants in an amount that reflects the consideration to which the Company expects to be entitled in exchange for those services by applying the following steps:

•	Identify the contract with a merchant;

•	Identify the performance obligations in the contract;

•	Determine the transaction price;

•	Allocate the transaction price; and

•	Recognize revenue when, or as, the Company satisfies a performance obligation.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

The Company follows the guidance provided in IFRS 15 – Appendix B, Principal versus Agent Considerations, for determining whether the revenue should be recognized based on the gross amount billed to a merchant or the net amount retained. This determination is a matter of judgment that depends on the facts and circumstances of each arrangement.

Sales taxes collected from merchants and remitted to government authorities are excluded from revenue.

The Company’s arrangements with merchants can include multiple services or performance obligations, which may consist of some or all of the Company’s subscription solutions. When contracts involve various performance obligations, the Company evaluates whether each performance obligation is distinct and should be accounted for as a separate unit of accounting. In the case of software subscriptions and licences and hardware and other, the Company has determined that merchants can benefit from each service on its own, and that each service being provided to the merchant is separately identifiable from other promises in the contract. Specifically, the Company considers the distinct performance obligations to be the software subscriptions and licences, Apps & Themes and the hardware and implementation services. Payment residuals and Lightspeed Payments were also considered to be distinct performance obligations.

The total transaction price is determined at the inception of the contract and allocated to each performance obligation based on their relative standalone selling prices. The Company determined the standalone selling price by considering internal evidence such as normal or consistently applied standalone selling prices. The determination of standalone selling prices is made through consultation with and approval by management, taking into consideration the Company’s go-to-market strategy. As the Company’s go-to-market strategies evolve, the Company may modify its pricing practices in the future, which could result in changes in relative standalone selling prices. Rebates are allocated to each performance obligation that they relate to based on their relative standalone selling price.

The Company generally receives payment from its merchants on the invoice due date. In all other cases, payment terms and conditions vary by contract type, although terms generally include a requirement for payment within 14 days of the invoice date. In instances where the timing of revenue recognition differs from the timing of invoicing and subsequent payment, we have determined the Company’s contracts generally do not include a significant financing component.

Software subscriptions and licences

The Company recognizes revenues for its software subscriptions and subscription licences ratably over the contract term, primarily commencing with the date the services are made available to customers. Support fees are typically paid in advance and are recognized on a straight-line basis over the term of the contract.

Payment residuals

The Company recognizes the revenue it receives from third party vendors on a net basis, whereby only the portion of revenues that the Company receives (or is due) from the counterparty is recognized. These revenues are recognized at a point in time when they are due from third party vendors.

Lightspeed Payments

The Company recognizes revenue from Lightspeed Payments at a point in time, at the time of the transaction, on a gross basis, as it has been determined that the Company is the principal in the arrangement.

Apps & Themes

Revenues from the sale of separately priced Apps & Themes are recognized ratably over time, over the contractual term. The Company recognizes revenue from the sales of Apps & Themes on a net basis, as it has been determined that the Company is the agent in the arrangement with merchants.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

Hardware

Hardware equipment revenues are recognized on a gross basis at a point in time, based on the receipt of the goods by the customer in accordance with the shipping terms.

Professional services

Most professional services are sold on a time-and-materials basis. Consulting engagements can last anywhere from one day to several weeks and are based strictly on the customer’s requirements. The Company’s software, as delivered, typically can be used by the customer. The Company’s professional services are generally not essential to the functionality of the software. For services performed on a time-and-materials basis, revenues are recognized as the services are delivered.

Contract assets

The Company records commission assets for selling commissions paid at the inception of a contract that are incremental costs of obtaining the contract, if the Company expects to recover those costs. Commission assets are subsequently amortized on a straight-line basis over the expected life of the customer. Incremental selling commissions to obtain a renewal of a contract are capitalized and amortized on a straight-line basis over the renewal period of the contract.

The Company records contract assets for discounts provided to merchants at the inception of a contract that are amortized against revenue over the expected life of the customer.

Deferred revenue

Deferred revenue mainly comprises fees collected or contractually due for services in which the applicable revenue recognition criteria have not been met. This balance will be recognized as revenue as the services are performed.

Cash and cash equivalents

The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Restricted cash

The Company is required to hold a defined amount of cash as collateral under the terms of certain business combination arrangements and lease agreements. Cash deposits that have restrictions governing their use are classified as restricted cash, current or long-term, based on the remaining length of the restriction.

Inventories

Inventories, consisting of hardware equipment only, are recorded at the lower of cost and net realizable value with cost determined using the weighted average cost method. The Company provides an allowance for obsolescence based on estimated product life cycles, usage levels and technology changes. Changes in these estimates are reflected in the determination of cost of revenues.

The amount of any impairment of inventories to net realizable value, and all losses on inventories are recognized as an expense in the year during which the impairment or loss occurs.

Deferred financing costs

The Company records deferred financing costs related to its credit facilities when it is probable that some or all of the facilities will be drawn down. The deferred financing costs are amortized over the term of the related financing arrangement. The long-term debt is recorded net of deferred financing costs.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

Research and development tax credits

Research and development costs are expensed as incurred, net of refundable investment tax credits. The Company’s research and development costs consist primarily of salaries and other related personnel expenses.

The Company recognizes the benefit of refundable research and development investment tax credits as a reduction of research and development and support costs, while non-refundable investment tax credits that can only be claimed against income taxes otherwise payable are recognized as a reduction of income taxes when there is reasonable assurance that the claim will be recovered.

Property and equipment

Property and equipment are recorded at cost less accumulated depreciation and impairment losses. Depreciation is recognized using the declining balance method at the following rates, except for leasehold improvements, for which depreciation is calculated on a straight-line basis:

Furniture	20%
Equipment	20%
Computer equipment	55%
Leasehold improvements	Shorter of useful life and term of lease

Leasehold improvements in progress are not depreciated until the related asset is ready for use.

Intangible assets

Acquired identifiable intangible assets

Purchased software licences are recorded at cost and are amortized on a straight-line basis over the life of the licence, which is the licence term.

Amortization of software technologies that are acquired through business combinations is calculated using the straight-line method over the estimated useful life, which ranges from three to four years, and amortization of customer relationships acquired through business combinations is calculated using the straight-line method over the estimated useful life, which ranges from three to five years.

Impairment of long-lived assets

The Company evaluates its property and equipment and definite-lived intangible assets for impairment when events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs of disposal and value in use. For the purposes of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash inflows which are largely independent of the cash inflows from other assets or groups of assets (cash-generating units).

Goodwill and impairment of goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations. After initial recognition, goodwill is measured at cost less any accumulated impairment losses, if any. For the purpose of impairment testing, goodwill acquired in a business combination is allocated to the Company’s operating segment (“the Segment”), which is the level at which management monitors goodwill.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

The Company reviews the carrying value of goodwill in accordance with International Accounting Standard (IAS) 36, Impairment of Assets, on an annual basis on March 31 or more frequently if events or a change in circumstances indicate that it is more likely than not that the fair value of the goodwill is below its carrying amount. Impairment is determined by assessing the recoverable amount of the Segment. The Segment’s recoverable amount is the higher of the Segment’s fair value less costs of disposal and its value in use. A quantitative analysis was performed to determine the fair value less costs of disposal. Note 18 discusses the method and assumptions used for impairment testing.

Business combinations

The Company follows the acquisition method to account for business combinations in accordance with IFRS 3, Business Combinations. The acquisition method of accounting requires that assets acquired and liabilities assumed be recorded at their estimated fair values on the date of a business acquisition.

The amounts included in the consolidated statement of loss and comprehensive loss under acquisition-related compensation arise from business combinations made by the Company. Acquisition costs that are tied to continuing employment of pre-existing shareholders are required to be recognized as acquisition-related compensation and recognized in accordance with the vesting terms in the acquisition agreement. Consequently, those costs are not included in the total purchase consideration of the business combination. All other costs that are not eligible for capitalization related to the acquisition are expensed as incurred.

New information obtained during the measurement period, up to 12 months following the acquisition date, about facts and circumstances existing at the acquisition date affect the acquisition accounting.

Government assistance

Government assistance, which mainly includes investment and other tax credits, is recognized when there is reasonable assurance that it will be received and all related conditions will be complied with. When the government assistance relates to an expense item, it is recognized as a reduction of expense over the period necessary to match the government assistance on a systematic basis to the costs that it is intended to subsidize.

Income taxes

i)	Current tax

The current tax payable is based on taxable income for the year. Taxable income differs from income as reported in the consolidated statement of loss and comprehensive loss because of items of income or expense that are taxable or deductible in other periods and items that are never taxable or deductible. The Company’s liability for current tax is calculated using tax rates that have been enacted or substantively enacted by the end of the reporting period.

ii)	Deferred tax

Deferred tax is recognized on temporary differences between the carrying amounts of assets and liabilities in the consolidated financial statements and the corresponding tax bases used in the computation of taxable profit. Deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized for all deductible temporary differences to the extent that it is probable that taxable profits will be available against which those deductible temporary differences can be utilized. Such deferred tax assets and liabilities are not recognized if the temporary difference arises from goodwill or from the initial recognition (other than in a business combination) of other assets and liabilities in a transaction that affects neither the taxable profit nor the accounting profit.

The carrying amount of deferred tax assets is reviewed at the end of each reporting period and reduced to the extent that it is no longer probable that sufficient taxable profits will be available to allow all or part of the asset to be recovered.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the period in which the liability is settled or the asset realized, based on tax rates (and tax laws) that have been enacted or substantively enacted by the end of the reporting period. The measurement of deferred tax liabilities and assets reflects the tax consequences that would follow from the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax assets and liabilities are offset when there is a legally enforceable right to offset current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

iii)	Current and deferred tax

Current and deferred tax are recognized as an expense or income in profit or loss, except when they relate to items that are recognized outside of profit or loss (whether in other comprehensive loss or directly in deficit), in which case the tax is also recognized outside of profit or loss.

Provisions

Provisions are recognized when the Company has a present legal or constructive obligation (a) as a result of a past event; (b) when it is more probable than not that an outflow of resources embodying economic benefits will be required to settle the obligation; and (c) when a reliable estimate can be made of the amount of the obligation. The expense relating to any provision is accounted for in the consolidated statement of loss and comprehensive loss, net of any reimbursement.

If the known expected settlement date exceeds 12 months from the date of recognition, provisions are discounted using a current pre-tax interest rate that reflects the risks specific to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a financial expense. Provisions are reviewed periodically and adjusted as appropriate.

Leases

At inception of a contract, the Company assesses whether a contract is, or contains, a lease. A contract is, or contains, a lease if the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration. To assess whether a contract conveys the right to control the use of an identified asset, the Company assesses whether:

– The contract involves the use of an identified asset - this may be specified explicitly or implicitly, and should be physically distinct or represent substantially all of the capacity of a physically distinct asset. If the supplier has a substantive substitution right, then the asset is not identified.

– The Company has the right to obtain substantially all the economic benefits from the use of the asset throughout the period of use; and

– The Company has the right to direct the use of the asset. The Company has this right when it has the decision-making rights that are most relevant to changing how and for what purpose the asset is used.

At inception or on reassessment of a contract that contains a lease component, the Company allocates the consideration in the contract to each lease component on the basis of its relative standalone price.

As a lessee

The Company recognizes a right-of-use asset and a lease liability at the lease commencement date. The right-of-use asset is initially measured at cost, which comprises the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received prior to the commencement date. Any costs related to the removal and restoration of leasehold improvements, which meet the definition of fixed assets under IAS 16, Property Plant and Equipment, are assessed under IAS 37, Provisions, Contingent Liabilities and Contingent Assets, and are not within the scope of IFRS 16.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

The right-of-use asset is subsequently depreciated using the straight-line method from the commencement date to the end of the lease term, which is considered the appropriate useful life of any such asset. In addition, the right-of-use asset is reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability, to the extent necessary.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using an incremental borrowing rate if the rate implicit in the lease arrangement is not readily determinable.

Lease payments included in the measurement of the lease liability comprise fixed payments, including in-substance fixed payments and variable lease payments that depend on an index or a rate, initially measured using the index or rate as at the commencement date.

The lease liability is subsequently measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, lease term, or if the Company changes its assessment of whether it will exercise an extension or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying amount of the right-of-use asset, or is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

Lease incentives receivable are included in the initial measurement of the lease liability and right-of-use asset.

Short-term leases and leases of low-value assets

The Company has elected not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The Company recognizes the lease payments associated with these leases as an expense on a straight-line basis over the lease term.

On the consolidated statement of cash flows, lease payments related to short-term leases, low value assets and variable lease payments not included in lease liabilities are classified as cash outflows from operating activities, whereas the remaining lease payments are classified as cash flows from financing activities.

Disclosures relating to IFRS 16 can be found in note 15. The adoption of IFRS 16 resulted in the derecognition of deferred rent liabilities of $1,197, the recognition of lease right-of-use assets of $11,971 and lease liabilities of $13,168, on the consolidated balance sheet as of April 1, 2019. There was no impact to the consolidated statement of loss and comprehensive loss or on the accumulated deficit upon adoption. Except for the first-time application of IFRS 16, none of the new or amended standards and interpretations as of April 1, 2019 have had a material impact on the Company’s financial results or position.

Equity incentive plan

The Company has multiple equity incentive plans and records all stock-based payments, including grants of employee stock options, at their respective fair values. The Company recognizes stock-based compensation expense over the vesting period, over the life of the tranche of shares being considered. The fair value of stock options granted to employees is estimated at the date of grant using the Black-Scholes option pricing model. The Company also estimates forfeitures at the time of grant and revises its estimate, if necessary, in subsequent periods if actual forfeitures differ from these estimates. Any consideration paid by employees on exercising stock options and the corresponding portion previously credited to additional paid-in capital are credited to share capital.

The Black-Scholes option pricing model used by the Company to calculate option values was developed to estimate the fair value. This model also requires assumptions, including expected option life, volatility, risk-free interest rate and dividend yield, which greatly affect the calculated values.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

Expected option life is determined using the time-to-vest-plus-historical-calculation-from-vest-date method that derives the expected life based on a combination of each tranche’s time to vest plus the actual or expected life of an award based on the past activity or remaining time to expiry on outstanding awards. Expected forfeiture is derived from historical patterns. Expected volatility is determined using comparable companies for which the information is publicly available, adjusted for factors such as industry, stage of life cycle, size and financial leverage. The risk-free interest rate is determined based on the rate at the time of grant and cancellation for zero-coupon Canadian government securities with a remaining term equal to the expected life of the option. Dividend yield is based on the stock option’s exercise price and expected annual dividend rate at the time of grant.

The fair value of restricted share units (“RSUs”), deferred share units (“DSUs”) and performance share units (“PSUs”) is measured using the fair value of the Company’s shares as if the units were vested and issued on the grant date. An estimate of forfeitures is applied when determining stock-based compensation expense as well as estimating the probability of meeting related performance conditions where applicable.

Employee benefits

The Company maintains defined contribution plans for which it pays fixed contributions to administered pension insurance plans on a mandatory, contractual or voluntary basis. The Company has no legal or constructive obligation to pay further amounts if the fund does not hold sufficient assets to pay the benefits to all employees. Obligations for contributions to defined contribution pension plans are recognized as employee compensation as the services are provided.

Segment information

The Company’s Chief Operating Decision-Maker (CODM) is a function comprising three C-Level executives, specifically the Chief Executive Officer, the Chief Financial Officer and the President. The CODM is the highest level of management responsible for assessing Lightspeed’s overall performance and making operational decisions such as resource allocations related to operations, product prioritization, and delegation of authority. Management has determined that the Company operates in a single operating and reportable segment.

Loss per share

Basic loss per share is calculated by dividing net loss attributable to common equity holders of the Company by the weighted average number of Common Shares outstanding during the year.

Diluted loss per share is calculated by dividing net loss attributable to common equity holders of the Company by the weighted average number of Common Shares outstanding during the year, plus the effect of dilutive potential Common Shares outstanding during the year. This method requires that diluted loss per share be calculated as if all dilutive potential Common Shares had been exercised at the latest of the beginning of the year or on the date of issuance, as the case may be, and that the funds obtained thereby (plus an amount equivalent to the unamortized portion of related stock-based compensation costs) be used to purchase Common Shares of the Company at the average fair value of the Common Shares during the year.

Financial instruments

Financial assets

Initial recognition and measurement

The Company’s financial assets comprise cash and cash equivalents, restricted cash, trade receivables, and other long-term assets. All financial assets are recognized initially at fair value plus transaction costs that are attributable to the acquisition of the financial asset. Purchases and sales of financial assets are recognized on the settlement date being the date that the Company receives or delivers the asset. The Company has financial assets consisting primarily of cash and cash equivalents and receivables. Receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are included in current assets except for those with maturities greater than 12 months after the reporting period.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

Subsequent measurement

Cash and cash equivalents and restricted cash are carried at fair value with gains and losses recognized in the consolidated statement of loss and comprehensive loss.

Trade receivables are carried at amortized cost using the effective interest rate method. For information on impairment losses on trade and other receivables, refer to the impairment of financial assets section below.

Derecognition

Financial assets are derecognized when the rights to receive cash flows from the asset have expired.

Impairment of financial assets

The Company assesses at each reporting date whether there is any evidence that its trade receivables are impaired. The Company uses the simplified approach for measuring impairment for its trade receivables as these financial assets do not have a significant financing component as defined under IFRS 15, Revenue from Contracts with Customers. Therefore, the Company does not determine if the credit risk for these instruments has increased significantly since initial recognition. Instead, a loss allowance is recognized based on lifetime expected credit losses (“ECL”) at each reporting date. ECLs are based on the difference between the contractual cash flows due in accordance with the contract and all the cash flows expected to be received. The shortfall is then discounted at an approximation to the asset’s original effective interest rate. To measure the ECL, trade receivables have been grouped based on shared credit risk characteristics and the days past due.

The Company has established a provision matrix that is based on its historical credit loss experiences, adjusted for forward-looking factors specific to the debtors and the economic environment. Impairment losses and subsequent reversals are recognized in profit or loss and are the amounts required to adjust the loss allowance at the reporting date to the amount that is required to be recognized based on the aforementioned policy.

Financial liabilities

Initial recognition and measurement

The Company’s financial liabilities comprise trade and other payables, lease liabilities, other liabilities, long-term debt and contingent consideration. All financial liabilities except lease liabilities are recognized initially at fair value. The Company assesses whether embedded derivative financial instruments are required to be separated from host contracts when the Company first becomes party to the contract.

Subsequent measurements

After initial recognition, payables are subsequently measured at amortized cost using the effective interest method. The effective interest method amortization is included as a finance cost in the consolidated statement of loss and comprehensive loss. Gains and losses are recognized in the consolidated statement of loss and comprehensive loss when the liabilities are derecognized.

Payables are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the reporting date.

The Company accounts for contingent consideration as a financial liability measured at fair value through profit or loss and subsequently re-measures fair value at the end of each reporting period. The fair value of the contingent consideration, if above nil, is presented as a component of accounts payable and accrued liabilities as well as other long-term liabilities on the consolidated balance sheets. The change in the fair value of the contingent consideration, if any, is recognized within general and administrative expenses in the consolidated statements of loss and comprehensive loss.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

Redeemable Preferred Shares, after initial recognition at fair value, prior to their conversion to Common Shares, were subsequently re-measured at fair value at the end of each reporting period with changes in fair value recognized in the consolidated statement of loss and comprehensive loss.

Derecognition

Financial liabilities are derecognized when the obligation under the liability is discharged, cancelled, or expires.

Foreign currency translation

Functional and presentation currency

The functional as well as the presentation currency of Lightspeed is the US dollar. Items included in the consolidated financial statements of the Company are measured in the functional currency, which is the currency of the primary economic environment in which the entity operates.

Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the date of the transactions or when items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions and from the changes at period-end exchange rates of monetary assets and liabilities denominated in foreign currencies are recognized in the consolidated statement of loss and comprehensive loss.

Foreign operations

The Company’s foreign operations are principally conducted through Lightspeed’s wholly-owned subsidiaries: Lightspeed POS USA Inc., Lightspeed POS Belgium BV, Lightspeed POS UK Ltd., Lightspeed Netherlands BV, Lightspeed Payments USA Inc., ReUp, Chronogolf, iKentoo, Kounta and Gastrofix (collectively, “the subsidiaries”). The results and financial position of all the Company entities that have a functional currency different from the presentation currency are translated into US dollars as follows: assets and liabilities are translated at the closing rate at the reporting date; income and expenses for each statement of operation are translated at average exchange rates; and all resulting exchange differences are recognized in other comprehensive loss.

Goodwill and fair value adjustments arising on the acquisition of a foreign operation are treated as assets and liabilities of the operation and translated at the closing rate at each reporting date.

New accounting pronouncements

New accounting pronouncements are issued by the IASB or other standard-setting bodies, and they are adopted by the Company as at the specified effective date.

New and amended standards and interpretations adopted by the Company

IFRS 16, Leases

Refer to note 15 for information on the adoption of this standard.

Amended standards and interpretations issued not yet effective

There are no IFRS or IFRIC interpretations that are not effective that are expected to have a material impact.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

4.  Significant accounting estimates and assumptions

Use of estimates

The preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Management reviews its estimates on an ongoing basis based on management’s best knowledge of current events and actions that the Company may undertake in the future. Actual results could differ from those estimates.

Key estimates and assumptions are as follows:

COVID-19

The uncertainties around COVID-19 required the use of judgments and estimates which resulted in no material impacts for the year ended March 31, 2020. The future impact of COVID-19 uncertainties could generate, in future reporting periods, a significant risk of material adjustment to the following: revenue recognition, estimated losses on revenue-generating contracts, goodwill and intangible impairment, and other assets and liabilities.

Impairment of non-financial assets

The Company’s impairment test for goodwill is based on internal estimates of fair value less costs of disposal calculations and uses valuation models such as the discounted cash flow model. Key assumptions on which management has based its determination of fair value less costs of disposal include estimated growth rates, discount rates and tax rates. These estimates, including the methodology used, and the assessment of CGUs, can have a material impact on the respective values and ultimately the amount of any goodwill impairment. Refer to note 18 for additional information on the assumptions used.

Whenever property and equipment and intangible assets are tested for impairment, the determination of the assets’ recoverable amount involves the use of estimates by management and can have a material impact on the respective values and ultimately the amount of any impairment.

Business combinations

Business combinations are accounted for in accordance with the acquisition method. The consideration transferred and the acquiree’s identifiable assets, liabilities and contingent liabilities are measured at their fair value. The Company develops the fair value by using appropriate valuation techniques which are generally based on a forecast of the total expected future net discounted cash flows. These evaluations are linked closely to the assumptions made by management regarding the future performance of the related assets and the discount rate. Contingent consideration is measured at fair value using a discounted cash flow model.

Recoverability of deferred tax assets and current and deferred income taxes and tax credits

Uncertainties exist with respect to the interpretation of complex tax regulations and the amount and timing of future taxable income. The Company establishes provisions based on reasonable estimates for possible consequences of audits by the tax authorities. The amount of such provisions is based on various factors, such as experience of previous tax audits and differing interpretations of tax regulations by the taxable entity and the responsible tax authority.

Deferred income tax assets are recognized for unused tax losses and deductible temporary differences to the extent it is probable that taxable income will be available against which the losses and deductible temporary differences can be utilized. Management’s judgment is required to determine the amount of deferred income tax assets that can be recognized, based upon the likely timing and the level of future taxable income together with future tax planning strategies.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

Stock-based compensation

The Company measures the cost of equity-settled transactions with employees by reference to the fair value of the related instruments at the date at which they are granted. Estimating fair value for stock-based payments requires determining the most appropriate valuation model for a grant, which depends on the terms and conditions of the grant. This also requires making assumptions and determining the most appropriate inputs to the valuation model including the expected life of the option, volatility and dividend yield. Refer to note 27 for additional information on the assumptions used.

5.  Business combinations

Chronogolf

On May 9, 2019, the Company acquired all of the outstanding shares of Chronogolf, a long-standing partner of the Company that leverages Lightspeed’s retail and hospitality platform within its comprehensive golf course management platform which also includes booking and membership capabilities.

The fair value of the consideration transferred of $13,497 consisted of $9,115 cash paid on the closing date, net of cash acquired, and 50,199 Common Shares, at a fair value of $18.23 per share at the closing date, which is based on the quoted price of the Common Shares on the Toronto Stock Exchange on the closing date. A discounted amount of $1,399 was payable if certain milestones were achieved by December 31, 2019, along with the issuance of 50,198 additional Common Shares, at a value of $18.23 per share, and a discounted amount of $935 to be paid over two years, some of which are contingent upon key employees’ continued employment with the Company and are accounted for as acquisition-related compensation expense. The December 31, 2019 milestones were achieved and the $1,399 was paid.

The results of operations of Chronogolf have been consolidated with those of the Company as at May 9, 2019. The acquisition has been accounted for as a business combination in accordance with IFRS 3, Business Combinations, using the acquisition method whereby the net assets acquired and the liabilities assumed are recorded at fair value. The purchase price allocation was based on management’s best estimates of the fair values of Chronogolf’s assets and liabilities as at May 9, 2019.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

The following table summarizes the allocations of the consideration paid and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

$
Current assets
Cash	208
Trade and other receivables	779
987
Property and equipment	10
Goodwill	5,859
Customer relationships	4,501
Software technology	2,708
Total assets	14,065
Current liabilities
Accounts payable and accrued liabilities	867
Deferred revenue	50
Employee stock option payout liability	1,215
Deferred income tax liability	546
Total liabilities	2,678
Fair value of net assets acquired	11,387
Less: Cash acquired	208
Fair value of net assets acquired, less cash acquired	11,179
Paid in Common Shares of the Company	915
Paid in cash	9,115
Payable to Chronogolf	1,149

The goodwill related to the acquisition of Chronogolf is composed of expected synergies in utilizing Chronogolf technology in the Company’s product offerings, including an assembled workforce that does not qualify for separate recognition, and is not deductible for tax purposes.

The customer relationships of Chronogolf and the software technology acquired are amortized on a straight-line basis over their estimated useful lives of 3 years and 4 years, respectively.

Right-of-use assets and lease liabilities of $337 were recorded by Lightspeed on the acquisition date of Chronogolf. This lease was subsequently transferred to a third party and Lightspeed is no longer a party to this lease.

iKentoo

On July 2, 2019, the Company acquired all of the outstanding shares of iKentoo, a Switzerland-based POS solutions provider for small and medium-sized businesses operating in the hospitality industry.

The total consideration of $35,100 consisted of $17,428 cash paid on the closing date, net of cash acquired, and 408,624 Common Shares, at a fair value of $29.17 per share at the closing date, which is based on the quoted price of the Common Shares on the Toronto Stock Exchange on the closing date. An amount of $6,327 is payable through July 2, 2021 contingent upon key employees’ continued employment and is accounted for as acquisition-related compensation expense. Additional cash was returned to the Company due to a post-closing working capital adjustment.

The results of operations of iKentoo have been consolidated with those of the Company as at July 2, 2019. The acquisition has been accounted for as a business combination in accordance with IFRS 3, Business Combinations, using the acquisition method whereby the net assets acquired and the liabilities assumed are recorded at fair value. The purchase price allocation was based on management’s best estimates of the fair values of iKentoo’s assets and liabilities as at July 2, 2019.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

The following table summarizes the allocations of the consideration paid and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

$
Current assets
Cash	1,044
Trade receivables and other assets	767
1,811
Property and equipment	192
Goodwill	16,471
Customer relationships	7,394
Software technology	7,342
Total assets	33,210
Current liabilities
Accounts payable and accrued liabilities	800
Deferred revenue	1,207
Deferred income tax liability	1,386
Total liabilities	3,393
Fair value of net assets acquired	29,817
Less: Cash acquired	1,044
Fair value of net assets acquired, less cash acquired	28,773
Paid in Common Shares of the Company	11,918
Paid in cash	17,428
Receivable from iKentoo	573

The goodwill related to the acquisition of iKentoo is composed of expected synergies in utilizing iKentoo technology in the Company’s product offerings, including an assembled workforce that does not qualify for separate recognition, and is not deductible for tax purposes.

The customer relationships of iKentoo and the software technology acquired are amortized on a straight-line basis over their estimated useful lives of 5 years and 4 years, respectively.

Right-of-use assets and lease liabilities of $851 were recorded by Lightspeed on the acquisition date of iKentoo.

Kounta

On November 1, 2019, the Company acquired all of the outstanding shares of Australia-based Kounta, a cloud-based POS solutions provider to small and medium-sized businesses operating within the hospitality industry.

The total consideration of $57,717 consisting of $34,178 cash paid on the closing date, net of cash acquired, and 306,300 Common Shares, at a fair value of $26.02 per share at the closing date, which is based on the quoted price of the Common Shares on the Toronto Stock Exchange on the closing date. An amount of $7,524 in deferred cash consideration along with the issuance of 299,702 Common Shares, at a value of $26.02 per share, is payable through October 2021 to certain key employees contingent on whether certain milestones, such as the continued employment of those employees, are achieved, and is accounted for as acquisition-related compensation expense. Additional cash was paid by the Company to the sellers due to a post-closing working capital adjustment.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

The results of operations of Kounta have been consolidated with those of the Company as at November 1, 2019. The acquisition has been accounted for as a business combination in accordance with IFRS 3, Business Combinations, using the acquisition method whereby the net assets acquired and the liabilities assumed are recorded at fair value. The purchase price allocation was based on management’s best estimates of the fair values of Kounta’s assets and liabilities as at November 1, 2019. The following table summarizes the allocations of the consideration paid and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

$
Current assets
Cash	941
Trade receivables and other assets	745
1,686
Property and equipment	177
Goodwill	29,989
Customer relationships	10,584
Software technology	5,149
Total assets	47,585
Current liabilities
Accounts payable and accrued liabilities	1,280
Deferred revenue	458
Deferred income tax liability	2,511
Total liabilities	4,249
Fair value of net assets acquired	43,336
Less: Cash acquired	941
Fair value of net assets acquired, less cash acquired	42,395
Paid in Common Shares of the Company	7,970
Paid in cash	34,178
Payable to Kounta	247

The goodwill related to the acquisition of Kounta is composed of expected synergies in utilizing Kounta technology in the Company’s product offerings, including an assembled workforce that does not qualify for separate recognition, and is not deductible for tax purposes.

The customer relationships of Kounta and the software technology acquired are amortized on a straight-line basis over their estimated useful lives of 5 years and 3 years, respectively.

Right-of-use assets and lease liabilities of $991 were recorded by Lightspeed on the acquisition date of Kounta.

The Company has a non-cancellable commitment to pay an amount of $3,433 tied to a marketing alliance agreement to one selling shareholder in three equal annual installments. The first installment was paid on closing.

Gastrofix

On January 7, 2020, the Company acquired all of the outstanding shares of Gastrofix, a cloud-based POS hospitality software provider in Germany for small and medium-sized businesses.

The total consideration of $101,279, which includes the estimated amounts of contingent consideration and acquisition-related compensation expense payable, consisted of $54,327 cash paid on the closing date, net of cash acquired, $6,486 of this amount being transferred to a holdback account which will be released to Gastrofix over 18 months and 1,437,930 Common Shares, at a fair value of $30.99 per share at the closing date, which is based on the quoted price of the Common Shares on the Toronto Stock Exchange on the closing date, subject to a post-closing working capital adjustment. An additional amount of up to $10,030 in deferred cash consideration along with the issuance of up to 238,664 Common Shares, at a value of $30.99 per share, subject to an adjustment for amounts payable to non-shareholders, is payable contingent on the over performance of agreed milestones in each of the next two years. Additional information on this contingent consideration, which was estimated to have a fair value of nil at the time of acquisition, can be found in note 29.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

An additional $1,604 along with the issuance of 38,186 Common Shares, at a value of $30.99 per share, is payable to certain key employees through January 2022 contingent on the continued employment of those employees, and will be accounted for as acquisition-related compensation expense. An additional amount of up to $2,407 in deferred cash consideration along with the issuance of up to 57,278 Common Shares, at a value of $30.99 per share, is payable through January 2022 contingent on certain milestones being achieved and will be accounted for as acquisition-related compensation expense. An additional amount of up to $501 in deferred cash consideration along with the issuance of up to 11,934 Common Shares, at a value of $30.99 per share is payable contingent on the over performance of agreed milestones in each of the next two years and will be accounted for as acquisition-related compensation expense.

The results of operations of Gastrofix have been consolidated with those of the Company as at January 7, 2020. The acquisition has been accounted for as a business combination in accordance with IFRS 3, Business Combinations, using the acquisition method whereby the net assets acquired and the liabilities assumed are recorded at fair value. The preliminary purchase price allocation was based on management’s best estimates of the fair values of Gastrofix’s assets and liabilities as at January 7, 2020.

The following table summarizes the preliminary allocations of the consideration paid and the amounts of estimated fair value of the assets acquired and liabilities assumed at the acquisition date:

$
Current assets
Cash	1,678
Trade receivables and other assets	1,729
3,407
Property and equipment	230
Goodwill	76,013
Customer relationships	26,835
Software technology	7,066
Total assets	113,551
Current liabilities
Accounts payable and accrued liabilities	6,321
Deferred revenue	470
Debt (settled by the Company on closing of the acquisition)	1,583
Deferred income tax liability	5,008
Total liabilities	13,382
Fair value of net assets acquired	100,169
Less: Cash acquired	1,678
Fair value of net assets acquired, less cash acquired	98,491
Paid in Common Shares of the Company	44,561
Paid in cash	47,841
Payable to Gastrofix	6,089

The goodwill related to the acquisition of Gastrofix is composed of expected synergies in utilizing Gastrofix’s technology in the Company’s product offerings, including an assembled workforce that does not qualify for separate recognition and is not deductible for tax purposes.

Lightspeed POS Inc.

Notes to Consolidated Financial Statements

For the years ended March 31, 2020 and 2019

(expressed in thousands of US dollars)

The customer relationships of Gastrofix and the software technology acquired are amortized on a straight-line basis over their estimated useful lives of 5 years and 3 years, respectively.

Right-of-use assets and lease liabilities of $848 were recorded by Lightspeed on the acquisition date of Gastrofix.

The allocation of the purchase price to assets acquired and liabilities assumed was based upon a preliminary valuation for all items and may be subject to adjustment during the 12-month measurement period following the acquisition date.

6.  Revenue from contracts with customers

Disaggregated revenue

The disaggregation of the Company’s revenue from contracts with customers was as follows:

	2020	2019
	$	$
Software and payments revenue	106,871	68,489
Hardware and other	13,766	8,962
Total revenue from contracts with customers	120,637	77,451

The Company discloses revenue by geographic area in note 31.

Contract assets

The amount of amortization of commission assets recognized as sales and marketing expense in the year ended March 31, 2020 is $6,226 (2019 – $5,000).

The Company recorded a contract asset for discounts provided to merchants at the inception of a contract of $365 included in other current assets and $703 included in other long-term assets as at March 31, 2020, with $55 being amortized into hardware and other revenue for the year ended March 31, 2020 (2019 – nil and nil, respectively).

Contract liabilities

As of March 31, 2020 and 2019, the Company had deferred revenue of $42,094 and $40,342, respectively.

Revenue recognized that was included in the deferred revenue balance at the beginning of the years ended March 31, 2020 and 2019 is $32,317 and $25,211, respectively.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

7. Direct cost of revenues

	2020	2019
	$	$
Cost of software and payment revenue
Support	18,517	12,939
Other third-party costs	13,465	2,813
	31,982	15,752
Cost of hardware and other
Hardware and other	11,217	7,821
Total direct cost of revenues	43,199	23,573

Support consists of any support services provided by the Company to its customers and mostly consists of salaries; other third-party costs consists of housing, servicing, infrastructure and maintaining the Company’s servers, payments made to suppliers of certain software add-ons sold by the Company and direct costs related to Lightspeed Payments; hardware relates to costs of hardware sold to customers; and other relates to implementation services provided to customers.

8. Government grants

Government assistance recognized as a reduction of expenses is as follows:

	2020	2019
	$	$
Direct cost of revenues	533	262
Research and development	2,678	2,194

Government assistance includes research and development tax credits, grants and other credits.

9. Employee compensation

The total employee compensation comprising salaries and benefits, excluding tax credits for the year ended March 31, 2020, was $83,866 (2019 – $53,841).

Stock-based compensation and related costs were included in the following expenses:

	2020	2019
	$	$
Direct cost of revenues	731	260
General and administrative	3,196	1,030
Research and development	3,101	245
Sales and marketing	2,902	1,575

The amount recognized as an expense for the year ended March 31, 2020 for our defined contribution plan was $1,392 (2019 - $350).

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

10. Finance income and costs

For the year ended March 31, 2020, interest income and interest expense, including interest expense on lease liabilities, amounted to $3,577 and $1,811, respectively (2019 – $375 and $194).

11. Loss per share

The Company had three categories of potentially dilutive securities: convertible preferred shares, share options and awards and warrants. Diluted net loss per share excludes all potentially-dilutive shares if their effect is anti-dilutive. As a result of net losses incurred, all potentially-dilutive securities have been excluded from the calculation of diluted net loss per share because including them would be anti-dilutive; therefore, basic and diluted number of shares is the same for the years ended March 31, 2020, and 2019. All outstanding potentially dilutive securities could potentially dilute net loss per share in the future.

	2020	2019
	$	$
Issued Common Shares	92,206,817	83,752,210
Weighted average number of Common Shares (basic and diluted)	85,890,314	33,203,567
Net loss per Common Share – Basic and diluted	($0.62)	($5.53)

The weighted average number of potentially-dilutive securities that are not included in the diluted per share calculations because they would be anti-dilutive are as follows:

	2020	2019
	$	$

Class B Preferred Shares issued and outstanding	—	1,235,824
Class C Preferred Shares issued and outstanding	—	1,780,416
Class D Preferred Shares issued and outstanding	—	10,942,791
Class E Preferred Shares issued and outstanding	—	20,876,422
Stock options and awards	6,506,869	5,575,435
Warrants	26,718	98,903

12. Inventories

Inventories expensed during the year ended March 31, 2020 in direct cost of revenues amount to $10,432 (2019 – $7,278).

13. Other current assets

	2020	2019
	$	$
Restricted cash	1,829	—
Prepaid expenses and deposits	4,048	1,527
Commission asset	3,938	3,677
Other	612	—
Total other current assets	10,427	5,204

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

14. Trade and other receivables

	2020	2019
	$	$
Trade	7,721	6,535
Loss allowance	(2,878)	(1,703)
Total trade receivables	4,843	4,832
Research and development tax credits receivable (note 24)	4,059	3,017
Sales tax receivable	847	384
Other	1,130	191
Total trade and other receivables	10,879	8,424

Included in general and administrative expenses is an expense of $1,739 related to loss allowance for the year ended March 31, 2020 (2019 – $861).

15. Leases

On April 1, 2019, the Company adopted IFRS 16, and all related amendments, using the modified retrospective transition method, under which the cumulative effect of initial application is recognized in accumulated deficit at April 1, 2019. There was no impact on the accumulated deficit for the Company. The new standard requires the recognition of right-of-use assets and lease liabilities on the Company's consolidated balance sheet for operating leases, along with the net impact on transition recorded to accumulated deficit. The Company is required to separately recognize the interest expense on the lease liabilities and the depreciation expense on the right-of-use assets.

The Company’s statement of loss and comprehensive loss for the year ended March 31, 2020 reflects additional depreciation expense due to the right-of use assets, an increase in finance costs for effective interest expense on its lease liabilities, and is partially offset by a reduction in rental expenses.

The changes have no overall impact on cash flows. However, operating cash flows are positively impacted, while financing cash flows are negatively impacted due primarily to the classification of principal payments on lease liabilities.

The comparative information for the prior period has not been restated and continues to be reported under IAS 17, Leases, and related interpretations. The primary change in accounting policies as a result of the application of IFRS 16 is explained below. Such a change is made in accordance with the transitional provisions of IFRS 16.

Definition of a lease

Previously, the Company determined at contract inception whether an arrangement is or contains a lease under IAS 17 and IFRIC 4, Determining Whether an Arrangement Contains a Lease. Under IFRS 16, the Company assesses whether a contract is or contains a lease based on the definition of a lease, as explained in the accounting policy in note 3.

The Company elected to use the transitional practical expedient allowing the standard to be applied only to contracts that were previously identified as leases applying IAS 17 and IFRIC 4 at the date of initial application. Therefore, the definition of a lease under IFRS 16 was applied only to contracts entered into or changed on or after April 1, 2019.

As a lessee, the Company previously classified all of its leases as operating based on its assessment of whether the lease transferred significantly all of the risks and rewards incidental to ownership of the underlying asset to the Company. Under IFRS 16, the Company recognizes right-of-use assets and lease liabilities for most leases previously classified as operating under IAS 17.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

The Company leases certain properties under non-cancellable operating lease agreements that relate to office space. The expected remaining lease terms are between one and ten years.

The Company does not currently act in the capacity of a lessor.

At transition, lease liabilities were measured at the present value of the remaining lease payments, discounted at the lessee’s incremental borrowing rate as at April 1, 2019. Right-of-use assets were measured at the value of the lease liabilities, less any deferred lease incentives still outstanding as of the transition date.

The Company used the following practical expedients when applying IFRS 16 to leases previously classified as operating leases under IAS 17:

–	Applied the exemption not to recognize right-of-use assets and liabilities for leases with less than 12 months of lease term and for leases of low-value assets.

–	Excluded initial direct costs from measuring the right-of-use asset at the date of initial application.

Below is a reconciliation related to lease commitments as of that date recognized due to the modified retrospective application of IFRS.

March 31, 2019
$
Total lease commitments as at March 31, 2019	14,798
Discounted lease renewal options	4,302
Variable lease payments	(3,666)
Impact of discounting remaining lease payments	(1,634)
Recognition exemption for short-term leases	(534)
Future commitments starting after April 1, 2019	(153)
Foreign exchange	55
Total lease liabilities included in the consolidated balance sheet as at April 1, 2019	13,168

The weighted average incremental borrowing rate applied to lease liabilities recognized in the consolidated balance sheet at the date of initial application was 5.64%. The interest expense for the year ended March 31, 2020 was $852.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

The roll-forward of lease right-of-use assets is as follows:

$
Cost
As at April 1, 2019	11,971
Additions	4,158
Acquired in business combinations	3,027
Modifications to lease contracts	(626)
Exchange differences	(127)
As at March 31, 2020	18,403

Accumulated depreciation
As at April 1, 2019	—
Depreciation charge	2,492
Modifications to lease contracts	(46)
As at March 31, 2020	2,446

Cost, net accumulated depreciation
As at April 1, 2019	11,971

As at March 31, 2020	15,957

Offices	15,183
Vehicles	774

Expenses relating to short-term leases, including those excluded from the IFRS 16 transition due to the election of the practical expedient, as well as variable lease payments not included in the measurement of lease liabilities were approximately $1,770 for the year ended March 31, 2020. For the year ended March 31, 2019, rental expense under operating leases calculated in accordance with IAS 17, Leases, amounted to $2,996.

The maturity analysis of lease liabilities as at March 31, 2020 are as follows:

Fiscal Year	$
2021	3,301
2022	2,837
2023	2,312
2024	1,822
2025	1,437
2026 and thereafter	5,138
Total minimum payments	16,847

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

16. Property and equipment

2020

	Furniture	Equipment	Computer equipment	Leasehold improvements	Leasehold improvements in progress	Total
	$	$	$	$	$	$
Cost

As at March 31, 2019	1,150	1,540	3,546	4,318	208	10,762
Additions and movement across asset classes	522	188	869	2,306	(128)	3,757
Acquired through business combinations	386	26	152	45	—	609
Disposals	—	—	(113)	—	—	(113)
As at March 31, 2020	2,058	1,754	4,454	6,669	80	15,015
Accumulated depreciation
As at March 31, 2019	509	854	2,593	1,434	—	5,390
Additions	254	177	875	443	—	1,749
Disposals	—	—	(113)	—	—	(113)
As at March 31, 2020	763	1,031	3,355	1,877	—	7,026
Net book value as at March 31, 2020	1,295	723	1,099	4,792	80	7,989

2019

	Furniture	Equipment	Computer equipment	Leasehold improvements	Leasehold improvements in progress	Total
	$	$	$	$	$	$
Cost

As at March 31, 2018	955	1,378	2,556	3,722	121	8,732
Additions	195	162	990	596	87	2,030
As at March 31, 2019	1,150	1,540	3,546	4,318	208	10,762
Accumulated depreciation
As at March 31, 2018	367	699	2,001	934	—	4,001
Additions	142	155	592	500	—	1,389
As at March 31, 2019	509	854	2,593	1,434	—	5,390
Net book value as at March 31, 2019	641	686	953	2,884	208	5,372

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

17. Intangible assets

2020

	Acquired software technologies	Customer relationships	Total
	$	$	$
Cost
As at March 31, 2019	17,971	2,663	20,634
Additions	22,265	49,314	71,579
Exchange differences	(645)	(1,507)	(2,152)
As at March 31, 2020	39,591	50,470	90,061
Accumulated amortization
As at March 31, 2019	15,353	2,663	18,016
Additions	4,621	4,605	9,226
As at March 31, 2020	19,974	7,268	27,242
Net book value as at March 31, 2020	19,617	43,202	62,819

2019

	Acquired software technologies	Customer relationships	Total
	$	$	$
Cost
As at March 31, 2018	16,292	2,663	18,955
Additions	1,679	—	1,679
As at March 31, 2019	17,971	2,663	20,634
Accumulated amortization
As at March 31, 2018	12,552	2,316	14,868
Additions	2,801	347	3,148
As at March 31, 2019	15,353	2,663	18,016
Net book value as at March 31, 2019	2,618	—	2,618

18. Goodwill

As at March 31, 2019, the goodwill balance was $22,536 and increased to $146,598 as at March 31, 2020 due to an increase of $5,859 arising from the Chronogolf acquisition, $16,471 from the iKentoo acquisition, $29,989 from the Kounta acquisition and $76,013 from the Gastrofix acquisition, net of exchange loss of $4,270.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

Impairment analysis

The following key assumptions were used to determine recoverable amounts for the impairment tests performed as at March 31, 2020:

	Pre-tax discount rate	Terminal Value Multiple	Perpetual Growth Rate
Assumptions	28%	4	30%

Fair value is based on a discounted cash flow model involving several key assumptions that were used in the test for goodwill impairment. Adjusted EBITDA was determined as a valuation basis, measuring a five-year projection based on actual year-end amounts and management’s best estimates. A terminal value was calculated based on revenues, with a weighted average cost of capital reflecting the current market assessment being used. The cost of sale was assumed to be 2.5% of the fair value amount. The enterprise value (carrying amount) was compared with the fair value less cost of sale to test for impairment. Tests performed on the Segment demonstrated no impairment of goodwill for the years ended March 31, 2020, and 2019.

The factors used in the impairment analysis are inherently subject to uncertainty. Management believes that it has made reasonable estimates and assumptions to determine the fair value of the Segment. If actual results are not consistent with these estimates and assumptions, goodwill may be overstated, which could trigger an impairment charge to the consolidated financial statements.

Sensitivity of assumptions

The following table presents the change in the discount rate or in the perpetual growth rate used in the most recently performed tests that would have caused an impairment in the carrying amount of the Segment as at March 31, 2020:

	Incremental increase in pre-tax discount rate	Decrease in terminal value multiple	Incremental decrease in perpetual growth rate
Assumptions	22%	55%	30%

19. Restricted cash and other long-term assets

	2020	2019
	$	$
Restricted cash	7,703	—
Commission asset	2,898	2,993
Other	1,148	506
Total other-long term assets	11,749	3,499

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

20. Accounts payable and accrued liabilities

	2020	2019
	$	$
Trade	12,325	7,706
Accrued compensation and benefits	9,528	6,883
Accrued payroll taxes on stock-based compensation	1,170	1,361
Acquisition-related payables	7,787	233
Total accounts payable and accrued liabilities	30,810	16,183

21. Credit facility

In April 2019, the Company entered into new credit facilities with the Canadian Imperial Bank of Commerce (“CIBC”), which include a $25,000 demand revolving operating credit facility (the “Revolver”) and a $30,000 stand-by acquisition term loan (the “Acquisition Facility”, and together with the Revolver, the “Credit Facilities”). The Credit Facilities replaced the previous $15,000 working capital line of credit granted to the Company by Silicon Valley Bank.

The Revolver will be available for draw at any time during the term of the Credit Facilities.

The Acquisition Facility was drawn in full in January 2020 for the acquisition of Gastrofix and will mature 60 months thereafter. The interest rate on the current Acquisition Facility is equal to LIBOR + 3.0%.

The financing costs related to the Credit Facilities are netted against the principal and are being amortized over the 60-month term.

The Credit Facilities are subject to certain general and financial covenants, including the delivery of annual audited consolidated financial statements to the holders.

22. Other long-term liabilities

	2020	2019
	$	$
Acquisition-related payables	7,982	—
Deferred lease incentives	—	1,197
Accrued payroll taxes on stock-based compensation	198	353
Other	18	229
Total other long-term liabilities	8,198	1,779

23. Share capital

As at March 31, 2020, the Company had 92,206,817 Common Shares issued and outstanding, unlimited shares authorized (2019 – 83,752,210).

The Company’s authorized share capital consists of (i) an unlimited number of Subordinate Voting Shares, (ii) an unlimited number of Multiple Voting Shares and (iii) an unlimited number of preferred shares, issuable in series.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

Common Shares

The Common Shares consist of Subordinate Voting Shares and Multiple Voting Shares.

The Subordinate Voting Shares and Multiple Voting Shares have the same rights, have no nominal value, are equal in all respects and are treated by the Company as if they were one class of shares.

The Subordinate Voting Shares and Multiple Voting Shares rank pari passu with respect to the payment of dividends, return of capital and distribution of assets in the event of the liquidation, dissolution or winding up of the Company.

The holders of outstanding Subordinate Voting Shares and Multiple Voting Shares are entitled to receive dividends at such times and in such amounts and form as the Board may from time to time determine, but subject to the rights of the holders of any preferred shares, without preference or distinction among or between the Subordinate Voting Shares and the Multiple Voting Shares.

The holders of outstanding Subordinate Voting Shares are entitled to one vote per share and the holders of Multiple Voting Shares are entitled to four votes per share.

The Subordinate Voting Shares are not convertible into any other class of shares. Each outstanding Multiple Voting Share may at any time, at the option of the holder, be converted into one Subordinate Voting Share.

In addition, all Multiple Voting Shares held by Permitted Holders will convert automatically into Subordinate Voting Shares at such time as the earlier of the following occur: (i) Permitted Holders that hold Multiple Voting Shares no longer as a group beneficially own, directly or indirectly and in the aggregate, at least 12.5% of the issued and outstanding Subordinate Voting Shares and Multiple Voting Shares (on a non-diluted basis), and (ii) Dax Dasilva is no longer serving as a director or member of senior management of the Company.

Preferred Shares

The preferred shares are issuable at any time and from time to time in one or more series. The Board is authorized to fix before issue the number of, the consideration per share of, the designation of, and the provisions attaching to, the preferred shares of each series, which may include voting rights, the whole subject to the issue of a certificate of amendment setting forth the designation and provisions attaching to the preferred shares or shares of the series.

Fiscal 2020

On June 26, 2019, a warrant holder was issued 31,647 Subordinate Voting Shares as a result of its net exercise of 37,500 warrants at an exercise price per Subordinate Voting Share of $4.00.

On August 12, 2019, another warrant holder was issued 54,604 Subordinate Voting Shares as a result of its net exercise of 61,403 warrants at an exercise price per Subordinate Voting Share of $4.07.

On February 27, 2020, the Company completed a new issue and secondary offering (“Bought Deal Offering”) on a bought deal basis of its Subordinate Voting Shares through the issuance of new shares and a secondary sale of shares by certain shareholders. The Bought Deal Offering consisted of an aggregate of 7,717,650 Subordinate Voting Shares, including the exercise in full by the underwriters of their over-allotment option to purchase 1,006,650 additional Subordinate Voting Shares. A total of 4,695,000 Subordinate Voting Shares were issued from treasury for gross consideration of $130,933 for the Company, with share issuance costs for the Company amounting to $5,595. A total of 3,022,650 Subordinate Voting Shares were sold by the selling shareholders for gross consideration of $84,295, with the underwriting fees relating to their shares being paid by the selling shareholders.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

Fiscal 2019

Share Repurchase and Cancellation

Pursuant to separate agreements reached in 2014 and 2016 between the Company, its CEO and his holding company, DHIDasilva Holdings Inc. (“DHI”), for the benefit of the Company’s other shareholders, the Company’s CEO agreed to absorb from his own shareholdings, in the case of the first agreement, 60% of the dilutive impact of an increase in the number of shares issuable under the Company’s stock option plan, and in the case of the second agreement, the full dilutive impact of option grants to certain executives. In the case of the first agreement, the dilutive impact of the increase was to be absorbed upon exercise of a specified number of options by the Company’s stock option plan participants through the repurchase by the Company for nominal consideration of options and shares held beneficially by the Company’s CEO. In the case of the second agreement, the dilutive impact of the increase was to be absorbed upon the exercise of the specific options granted to the key executives through the repurchase by the Company of shares held beneficially by the Company’s CEO for an amount equal to the aggregate exercise price of the specific options being exercised.

These arrangements were unwound on March 7, 2019 when the agreements were cancelled, and the Company acquired 966,651 Common Shares in the capital of the Company and 10,928 options to purchase Common Shares in the capital of the Company from DHI for total cash proceeds of $792. The Company also agreed to indemnify DHI for certain costs, including taxes, in connection with such transaction. The Common Shares acquired from DHI were cancelled on such same date in order to give effect to the intent of the cancelled agreements.

Initial Public Offering

The Company completed the closing of its initial public offering (“IPO”) on March 15, 2019.

On March 15, 2019, immediately prior to the completion of the IPO, the Company completed a reorganization of its share capital, whereby all of the Company’s issued and outstanding classes of Redeemable Preferred Shares were converted into Common Shares on a one-for-one basis, and the Company’s articles were then amended to cancel all the authorized but unissued shares for all classes of Redeemable Preferred Shares subsequent to the 4-for-1 share consolidation discussed in the next paragraph. The conversion of the outstanding Classes of Redeemable Preferred Shares converted into Common Shares on a one-for-one basis and the consolidation of the Common Shares on a 4-for-1 basis resulted in 37,131,198 Common Shares.

As approved in a special meeting of the shareholders on March 5, 2019, immediately preceding the IPO, the Company (i) filed articles of amendment that, among other things, (a) reclassified the Company’s Common Shares as Subordinate Voting Shares, (b) amended the rights, privileges and conditions of the Subordinate Voting Shares, (c) cancelled all the authorized but unissued Class B Preferred Shares, Class C Preferred Shares, Class D Preferred Shares and Class E Preferred Shares, (d) created an unlimited number of Multiple Voting Shares, and an unlimited number of preferred shares issuable in one or more series, and (e) consolidated the issued and outstanding Subordinate Voting Shares on a 4-for-1 basis, and (ii) entered into a share exchange agreement with DHI, pursuant to which 16,052,445 Multiple Voting Shares were issued to DHI in exchange for an equivalent number of Subordinate Voting Shares held by DHI. The Capital Reorganization was completed on March 15, 2019.

On March 15, 2019, the Company completed an IPO and issued 17,250,000 Subordinate Voting Shares for a total gross consideration of $207,547, including 2,250,000 Subordinate Voting Shares issued upon the exercise of the underwriters’ over-allotment option which accounted for total gross consideration of $27,071. Share issuance costs amounted to $13,773.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

24. Income taxes

Income tax expense (recovery) includes the following components:

	2020	2019
	$	$
Current
United States	44	14
Other	5	45
	49	59
Deferred
Canada	(957)	(30,122)
United States	77	43
Europe	(1,678)	(701)
Australia	(632)	—
Other	31	(8)
	(3,159)	(30,788)
Total income tax expense (recovery)	(3,110)	(30,729)

The income tax expense (recovery) reported, which includes foreign taxes, differs from the amount of the income tax expense (recovery) computed by applying Canadian Statutory rates as follows:

	2020	2019
	$	$
Income tax recovery at the statutory tax rate	(15,004)	(57,050)
Impact of rate differential of foreign jurisdiction	386	(169)
Non-deductible stock-based compensation	2,049	447
Acquisition-related compensation and transaction costs	3,222	—
Deferred tax related to Part VI.1 tax	—	(29,944)
Other non-deductible expenses (credits) and non-taxable amounts	431	(173)
Changes in unrecognized benefits of deferred tax assets	3,797	5,361
Preferred share adjustment	—	50,917
Impact on changes in deferred tax rates and other	2,009	(118)
Total income tax expense (recovery)	(3,110)	(30,729)

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	2020	2019
	$	$
Deferred tax assets
Property and equipment	1,712	952
Intangible assets	44	110
Non-capital losses carried forward	8,159	11
Lease liabilities	3,557	—
Others	939	1,176
Total deferred tax assets	14,411	2,249
Deferred tax liabilities
Property and equipment	(16)	(26)
Intangible assets	(15,447)	(656)
Lease right-of-use assets	(3,226)	—
Other	(2,191)	(2,087)
Total deferred tax liabilities	(20,880)	(2,769)
Net deferred tax liabilities	(6,469)	(520)
As presented on the consolidated balance sheets:
Deferred tax assets	109	186
Deferred tax liabilities	(6,578)	(706)
Net deferred tax liabilities	(6,469)	(520)

2020

	Balance as at March 31, 2019	Charged (credited) to consolidated statement of loss	Business acquisitions and other	Balance as at March 31, 2020
	$	$	$	$
Deferred tax assets (liabilities) continuity
Property and equipment	926	778	(8)	1,696
Intangible assets	(546)	2,461	(17,318)	(15,403)
Lease liabilities	—	2,901	656	3,557
Lease right-of-use assets	—	(2,587)	(639)	(3,226)
Non-capital losses carried forward	11	1,280	6,868	8,159
Other	(911)	(1,674)	1,333	(1,252)
Net deferred tax liabilities	(520)	3,159	(9,108)	(6,469)

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

2019

	Balance as at March 31, 2018	Charged (credited) to consolidated statement of loss	Business acquisitions and other	Balance as at March 31, 2019
	$	$	$	$
Deferred tax assets (liabilities) continuity
Property and equipment	92	834	—	926
Intangible assets	(1,014)	1,139	(671)	(546)
Part VI.1 tax	(29,944)	29,944	—	—
Non-capital losses carried forward	97	(86)	—	11
Other	152	(1,043)	(20)	(911)
Net deferred tax liabilities	(30,617)	30,788	(691)	(520)

The Company has accumulated other deductible temporary differences of $2,960 (2019 – $2,029) for Canadian tax purposes for which no deferred tax asset is recognised.

The Company has accumulated research and development expenditures of $12,167 (2019 – $11,826) for Canadian federal income tax purposes. These expenditures are available to reduce future taxable income and have an unlimited carryforward period.

	2020	2019	Year in which the losses begin to expire
	$	$
Non-capital loss carryforwards
Canada	62,810	50,596	2034
Belgium	31,100	23,708	No expiry
Netherlands	20,410	12,145	2024
United States	120	350	2035
Germany	15,814	—	No expiry
Switzerland	8,085	—	2021
Australia	1,901	—	No expiry
Total non-capital loss carryforwards	140,240	86,799

The tax benefits of non-capital losses in Canada (with the exception of an amount of non-capital losses $5,139 in Chronogolf which was recognised), Belgium and Netherlands have not been recognised.

The change in statutory tax rate is mostly due to the annual 0.1% decrease in the Quebec tax rate over the course of five years, from 11.9% to 11.5%.

Government assistance

The Company incurred research and development expenditures and e-business development expenses which are eligible for tax credits. The tax credits recorded are based on management’s estimate of amounts expected to be recovered and are subject to audit by the taxation authorities and, accordingly, these amounts may vary. For the year ended March 31, 2020, the Company recorded a Canadian provision for refundable tax credits of $2,961 (2019 – $2,343). This amount has been recorded as a reduction of research and development and e-business development expenditures for the year.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

As at March 31, 2020, the Company has available Canadian federal non-refundable investment tax credits of $1,924 (2019 – $2,016) related to research and development expenditures which may be used to reduce Canadian federal and provincial income taxes payable in future years. These non-refundable investment tax credits begin to expire in 2033. The Company also has a non-refundable e-business tax credit of $1,844 (2019 – $1,266) expiring on various dates starting in 2035.

The benefits of these non-refundable investment tax credits have not been recognized in the consolidated financial statements.

25. Commitments

On April 1, 2019, the Company recognized right-of-use assets for non-cancellable operating lease arrangements, except for short-term leases excluded from the IFRS 16 transition due to the election of the practical expedient. Refer to note 15.

The Company was not subject to any other commitments other than those described above.

The future minimum lease payments under non-cancellable operating leases, prior to the adoption of IFRS 16, as at March 31, 2019 were as follows:

$
2020	2,995
2021	2,328
2022	2,172
2023	2,199
2024	2,174
2025 and thereafter	2,930
Total minimum payments	14,798

26. Contingencies

The Company is in receipt of a claim of alleged infringement of intellectual property. The Company believes that the claim is without merit and no provision has been made.

The Company is involved in other litigations and claims in the normal course of business. Management is of the opinion that any resulting provisions and ultimate settlements would not materially affect the financial position and operating results of the Company.

27. Stock-based compensation (numbers of shares and awards are presented in per share and per award amounts)

In 2012, the Company established the 2012 option plan (which was amended in 2015 and 2019) (the “2012 Legacy Option Plan”). In 2016, in connection with the grant of options to two senior executives of the Company, the Company established the 2016 option plan (which was amended in 2019) (the “2016 Legacy Option Plan” and, together with the 2012 Legacy Option Plan, the “Legacy Option Plans”). Employee stock option grants under the Legacy Option Plans generally vest as to 25% a year annually over four years and have a term of seven years. In connection with the IPO, the Legacy Option Plans were amended such that outstanding options granted thereunder are exercisable for Subordinate Voting Shares and no further awards can be made under the Legacy Option Plans.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

In connection with the IPO, an omnibus incentive plan (the “Omnibus Incentive Plan”) was adopted. It was subsequently amended in November 2019. The Omnibus Incentive Plan allows the Board to grant long-term equity-based awards to eligible participants in the form of stock options, RSUs, DSUs, and PSUs. All options granted under the Omnibus Incentive Plan have an exercise price determined and approved by the Board at the time of grant, which cannot be less than the market price of a Common Share on the date of the grant. Employee stock options under the Omnibus Incentive Plan generally vest as to 25% on the first anniversary of the grant date and then monthly thereafter for 36 months until fully vested, are granted with a term of seven years and settled via the issuance of new shares upon exercise. A portion of stock option grants under the Omnibus Incentive Plan vest as to 20% on the first anniversary, 25% on the second and third anniversaries and 30% on the fourth anniversary of the grant date.

Each RSU, DSU and PSU evidences the right to receive one Subordinate Voting Share (issued from treasury or purchased on the open market), cash based on the value of a Common Share or a combination thereof at some future time. RSUs under the Omnibus Incentive Plan generally vest as to 30% on the first anniversary of the grant date and in eight equal quarterly tranches thereafter until fully vested. PSU vesting is conditional on the attainment of specified performance metrics determined by the Board. RSUs and PSUs must be settled before the date that is three years after the last day of the calendar year in which the performance of services for which the RSUs or PSUs were granted, occurred. DSUs generally vest on the grant date and must be settled after the termination date of the holder, but prior to the last day of the calendar year following such termination date. Each of RSUs, DSUs and PSUs may be settled via the issuance of shares, cash or a combination thereof at the discretion of the Board.

The Company has also made grants of stock options and RSUs without shareholder approval in compliance with an allowance under the rules of the Toronto Stock Exchange as inducements for executive officers to enter into contracts of full-time employment with the Company. The terms of such grants generally align with the terms governing grants of comparable awards under the Omnibus Incentive Plan.

The number of Subordinate Voting Shares reserved for issuance under the Omnibus Incentive Plan and the Legacy Option Plans, collectively, was 8,700,251.

The stock option activity and the weighted average exercise price are summarized as follows:

	2020		2019

	Number of options	Weighted average exercise price	Number of options	Weighted average exercise price
		$		$
Outstanding – Beginning of year	5,986,234	4.402	4,871,275	2.910
Granted	3,476,465	25.128	2,876,153	5.990
Exercised	(1,469,127)	2.410	(434,774)	1.201
Forfeited	(429,266)	10.487	(1,196,046)	3.764
Expired	(6,732)	18.761	(130,374)	0.192
Outstanding – End of year	7,557,574	13.964	5,986,234	4.402
Exercisable – End of year	1,651,692	4.000	2,069,994	2.345

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

The RSU, DSU and PSU activity and the weighted average grant date fair values are summarized as follows:

	2020		2020		2020
	RSU		DSU		PSU
	Number of options	Weighted average grant date fair value	Number of options	Weighted average grant date fair value	Number of options	Weighted average grant date fair value
		$		$		$
Outstanding – Beginning of year	—	—	—	—	—	—
Granted	124,162	24.640	7,109	25.660	84,326	24.750
Released	(1,176)	24.110	—	—	—	—
Forfeited	(5,217)	24.110	—	—	—	—
Outstanding – End of year	117,769	24.668	7,109	25.660	84,326	24.750

The fair value of stock options granted to employees was estimated at the dates of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2020	2019

Expected volatility	40.81%	42.79%
Risk-free interest rate	1.27%	2.18%
Expected option life	4.57 years	4.90 years
Expected dividend yield	0%	0%
Forfeiture rate	25.46%	17.38%

The fair value of stock options, RSUs, DSUs and PSUs granted in 2020 amounted to $37,689 (2019 – $6,687). The initial aggregate fair value of options and RSUs forfeited in 2020 amounted to $1,901 (2019 – $1,870). For the year ended March 31, 2020, stock-based compensation expense of $8,870 (2019 – $1,693) was recorded in the consolidated statement of loss and comprehensive loss with a corresponding credit to additional paid-in capital.

As at March 31, 2020, the total remaining unrecognized stock-based compensation expense related to unvested stock options, RSUs, and PSUs, amounted to $16,956 (2019 – $3,735), which will be amortized over the weighted average remaining requisite service period of 1.728 years (2019 – 2.04 years).

The following table summarizes information with respect to stock options outstanding and stock options exercisable as at March 31, 2020:

	Awards outstanding			Awards exercisable
Exercise price	Number of options	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of options	Weighted average remaining contractual life (years)	Weighted average exercise price
$			$			$
0.26 to 4.36	975,676	2.873	2.538	846,113	2.723	2.430
4.37 to 4.86	1,879,975	4.984	4.720	483,930	4.901	4.720
4.87 to 16.45	1,328,382	5.583	6.849	321,649	5.595	7.049
16.46 to 23.73	1,261,995	6.413	21.962	—	—	—
23.74 to 30.71	2,111,546	6.706	27.170	—	—	—
Total	7,557,574	5.536	13.964	1,651,692	3.920	4.000

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

The following table summarizes information with respect to stock options outstanding and stock options exercisable as at March 31, 2019:

	Options outstanding			Options exercisable
Exercise price	Number of options	Weighted average remaining contractual life (years)	Weighted average exercise price	Number of options	Weighted average remaining contractual life (years)	Weighted average exercise price
$			$			$
0.00 to 2.86	1,398,812	4.844	1.628	1,308,657	4.897	1.581
2.87 to 4.36	838,931	4.328	3.200	498,952	4.192	3.098
4.37 to 4.86	2,068,309	5.981	4.720	258,157	5.860	4.720
4.87 to 5.50	556,842	6.353	5.000	4,228	6.344	5.000
5.51 to 11.99	1,123,340	6.718	7.869	—	—	—
Total	5,986,234	5.657	4.402	2,069,994	4.850	2.345

28. Related party transactions

Key management personnel includes C-Level executives and other Vice-Presidents. Other related parties include close family members of the key management personnel and entities controlled by the key management personnel.

The executive compensation expense to the top five key management personnel is as follows:

	2020	2019
	$	$
Short-term employee benefits and other benefits	1,389	1,892
Stock-based payments	2,812	1,288
Total compensation paid to key management personnel	4,201	3,180

29. Financial instruments

Fair value

The Company measures the fair value of its financial assets and financial liabilities using a fair value hierarchy. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs may be used to measure fair value. The different levels of the fair value hierarchy are defined as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly; and

Level 3: Unobservable inputs for the asset or liability.

The Company estimated the fair value of its financial instruments as described below.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

The fair value of cash and cash equivalents, restricted cash, trade receivables, trade accounts payable, accrued compensation and benefits, contingent consideration and other accruals is considered to be equal to their respective carrying values due to their short-term maturities.

The fair value of contingent consideration and other long-term liabilities approximates their carrying value as at March 31 2020 and 2019.

The fair value of Redeemable Preferred Shares was determined using a discounted cash flow approach (and a discount rate of 23.0% to 25.0%) in order to determine the fair market value of the enterprise value of the Company. This approach is considered to be appropriate when valuing a business where significant fluctuations in the future earnings or discretionary cash flow are expected or where the historical/current operating results of the Company are not considered to be representative of the future earnings capacity of the Company. The market value of the Redeemable Preferred Shares was used to determine their fair value at the time of the IPO.

As at March 31 2020 and 2019, financial instruments measured at fair value in the consolidated balance sheets were as follows:

	2020			2019
	Fair value hierarchy	Carrying amount	Fair value	Fair value hierarchy	Carrying amount	Fair value
		$	$		$	$
Cash and cash equivalents	Level 1	210,969	210,969	Level 1	207,703	207,703

Restricted cash	Level 1	9,532	9,532	—	—	—

Contingent consideration	Level 3	0	0	—	—	—

Recurring fair value measurements

Contingent consideration

On January 7, 2020, the Company acquired Gastrofix, a cloud-based POS hospitality software provider in Germany. The amount included in the purchase price related to the estimated fair value of contingent consideration was nil. The contingent consideration was valued by the Company using a discounted cash flow model under the income approach. The maximum potential contingent consideration payout is $10,030 over the next two years. The fair value of the contingent consideration, if above nil, is presented as a component of accounts payable and accrued liabilities as well as other long-term liabilities on the consolidated balance sheets. The change in the fair value of the contingent consideration, if any, is recognized within general and administrative expenses in the consolidated statements of loss and comprehensive loss. As at March 31, 2020, there was no change in the estimated contingent consideration from the time of the acquisition.

Credit and concentration risk

Generally, the carrying amount on the consolidated balance sheet of the Company’s financial assets exposed to credit risk, net of any applicable provisions for losses, represents the maximum amount exposed to credit risk.

The Company’s credit risk is primarily attributable to its cash and cash equivalents and trade receivables. The Company does not require a guarantee from its customers. Credit risk with respect to cash and cash equivalents is managed by maintaining balances only with high credit quality financial institutions.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

Due to the Company’s diverse customer base, there is no particular concentration of credit risk related to the Company’s trade receivables. Moreover, trade receivable balances are managed and analyzed on an ongoing basis to ensure allowances for doubtful accounts are established and maintained at an appropriate amount.

The Company maintains a loss allowance for a portion of trade receivables when collection becomes doubtful on the basis described in note 3. As described in that note, the ECL includes forward-looking factors specific to the debtors and the economic environment.

The maximum exposure to credit risk at the reporting date is the carrying value of each class of receivables mentioned above. The Company does not hold any collateral as security.

Potential effects from the COVID-19 pandemic on the Company's credit risk have been considered and have resulted in increases to its allowances for ECLs. The Company continues its assessment given the fluidity of COVID-19's global impact.

The loss allowance as at March 31, 2020 was determined as follows:

	Not past due	0–30	30–60	60–90	90–180	180+
Expected loss rate	4%	17%	45%	63%	74%	83%
Gross carrying amount	2,147	2,264	494	476	591	1,749
Loss allowance	86	385	222	300	437	1,448

Changes in the loss allowance were as follows:

2020
$
Balance, beginning of year	1,703
Increase	2,234
Write-offs	(1,059)
Balance, end of year	2,878

The details of the Company’s trade receivables are as follows:

	2020	2019
	$	$
Not past due	2,147	1,893
Past due less than 90 days	3,234	1,693
Past due more than 90 days	2,340	2,949
Total	7,721	6,535
Loss allowance	(2,878)	(1,703)
Balance – End of year	4,843	4,832

Liquidity risk

The Company is exposed to the risk of being unable to honour its financial commitments by the deadlines set, under the terms of such commitments and at a reasonable price. The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

As at March 31, 2020, the maturity analysis of financial liabilities represented the following:

	< 1	1 to 3	4 to 5	>5
	Year	Years	Years	Years	Total
	$	$	$	$	$
Accounts payable and accrued liabilities	30,810	—	—	—	30,810
Other long-term liabilities	—	8,198	—	—	8,198
Long-term debt	—	—	30,000	—	30,000

For the maturity analysis of lease liabilities, see note 15.

The Company has $210,969 of cash and cash equivalents as well as $25,000 available under the Revolver as at March 31, 2020, demonstrating its liquidity and its ability to cover upcoming financial liabilities.

Currency risk

The Company is exposed to currency risk due to financial instruments denominated in foreign currencies. The following table provides a summary of the Company’s exposure to the Canadian dollar, the euro, the British pound sterling, the Australian dollar and the Swiss Franc, expressed in US dollars:

2020	CAD	EUR	GBP	AUD	CHF	Total
	$	$	$	$	$	$
Cash and cash equivalents and restricted cash	16,992	14,073	379	569	685	32,698
Trade and other receivables	323	3,020	246	441	77	4,107
Accounts payable and accrued liabilities	(10,583)	(10,230)	(490)	(3,785)	(481)	(25,569)
Other long-term liabilities	—	(7,408)	—	(702)	—	(8,110)
Lease liabilities	(10,523)	(4,399)	(347)	(781)	(721)	(16,771)
Net financial position exposure	(3,791)	(4,944)	(212)	(4,258)	(440)	(13,645)

The table below shows the immediate increase/(decrease) in net loss before tax of a 1% strengthening in the closing exchange rate of significant currencies to which the Company has transaction exposure as at March 31, 2020. The sensitivity associated with a 1% weakening of a particular currency would be equal and opposite. This assumes that each currency moves in isolation.

	CAD	EUR	GBP	AUD	CHF
	$	$	$	$	$
2020	(533)	(53)	(2)	(23)	(8)

The Company does not enter into arrangements to hedge its currency risk exposure.

Interest rate risk

Interest rate risk is the risk that changes in interest rates will have a negative impact on earnings and cash flow. Certain of the Company’s cash earns interest. The Company’s trade receivables, accounts payable and accrued liabilities and lease liabilities do not bear interest. Our exposure to interest rate risk is related to our Acquisition Facility. The Company is not exposed to material interest rate risk.

Lightspeed POS Inc.
Notes to Consolidated Financial Statements
For the years ended March 31, 2020 and 2019
(expressed in thousands of US dollars)

Share price risk

Stock-based compensation (social costs) are payroll taxes associated with stock-based compensation that we are subject to in various countries in which we operate. Social costs are accrued at each reporting period based on the number of vested stock options and awards outstanding, the exercise price, and the Company’s share price. Changes in the accrual are recognized in direct cost of revenues and operating expenses. An increase in share price will increase the accrued expense for social costs, and when the share price decreases, the accrued expense will become a reduction in social costs expense, all other things being equal, including the number of vested stock options and exercise price remaining constant. The impact on the accrual for social costs on outstanding stock-based payment awards of an increase or decrease in the Company’s ordinary share price of 10% would result in a change of $160 as at March 31, 2020.

30. Capital risk management

The general objectives of the Company to manage its capital reside in the preservation of the Company’s ability to continue operating, in providing benefits to its stakeholders and in providing an adequate return on investment to its shareholders by selling its services at a price commensurate with the level of operating risk assumed by the Company.

The Company thus determines the total amount of capital required consistent with risk levels. This capital structure is adjusted on a timely basis depending on changes in the economic environment and in the risks of the underlying assets.

Refer to note 21 for information on the Company's Credit Facilities.

31. Geographic information

The geographic segmentation of the Company’s assets is as follows:

	2020				2019
	Property and equipment	Right-of- use assets	Intangible assets	Goodwill	Property and equipment	Intangible assets	Goodwill
	$		$	$	$	$	$
Germany	215	735	31,614	74,888	—	—	—
Australia	192	751	12,488	26,844	—	—	—
Switzerland	153	680	12,250	16,471	—	—	—
Canada	5,634	10,084	6,138	7,905	3,360	1,319	2,046
Other	1,795	3,707	329	20,490	2,012	1,299	20,490

Geographic sales based on customer location are detailed as follows:

	2020	2019
	$	$

United States	67,814	42,885
Netherlands	12,716	10,972
Canada	12,685	8,840
Belgium	7,651	6,416
Other	19,771	8,338